Exhibit 99.1

Farmland Partners Announces Conversion of 6.00% Series B Participating Preferred Stock

Substantial Deleveraging Transaction Expected to Significantly Increase AFFO Per Common Share and Increase Annual Cash Flow by Over $6.2 Million, or Over $0.13 Per Share

DENVER, Colo., Sept. 28, 2021 /PRNewswire/ -- Farmland Partners Inc. (the "Company") (NYSE: FPI) today announced that it will convert all outstanding shares of its 6.00% Series B participating preferred stock, $0.01 par value per share (NYSE: FPI PR B) (the "Series B Preferred Stock"), into shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), in accordance with the Articles Supplementary designating the terms of the Series B Preferred Stock.  Based on the conversion ratio in the Articles Supplementary, the Company will issue an aggregate of 12,119,829 shares of Common Stock), or 2.0871798 shares of Common Stock per share of Series B Preferred Stock to be converted.

"We are delighted to execute this transformational conversion at a common stock price that is over 45% higher than the common stock price at the time we priced the Series B Preferred Stock, delivering substantial value to our common stockholders," commented Paul Pittman, the Company's Chairman and CEO.  "The conversion is expected to result in a fully-covered dividend, reduces leverage, and increases the common equity market capitalization of the Company by over 35%. Coupled with the strong appreciation of farmland over the past year, we believe this simplification of our capital structure and significant decrease in our cost of capital, creates an opportunity to substantially grow the Company."

Pursuant to the Articles Supplementary, no fractional shares of Common Stock will be issued upon conversion of the Series B Preferred Stock and holders of the Series B Preferred Stock will instead receive cash in lieu of fractional shares to which they otherwise would be entitled upon conversion.  The conversion of the Series B Preferred Stock into shares of Common Stock is expected to occur on October 4, 2021 (the "Conversion Date").

The shares of Series B Preferred Stock will be converted into shares of Common Stock, pursuant to a conversion ratio per share equal to (A) the sum of (1) $25.0000, (2) $1.5410, the FVA Amount (as defined in the Articles Supplementary), (3) $0.0591, the Premium Amount (as defined in the Articles Supplementary), and (4) $0.0167 of accrued and unpaid dividends to, but excluding, the Conversion Date, divided by (B) $12.7525, the 10-day volume-weighted average price (as reported by Bloomberg Business News) of the Common Stock on the New York Stock Exchange (the "NYSE") on September 28, 2021, the date the Company delivered the required notice of conversion.  The $12.75 conversion price constitutes a $3.97, or 45.2%, conversion premium over the closing price of the Common Stock on the NYSE on August 10, 2017, the date the Series B Preferred Stock was priced.

Before the Conversion Date, the Company will cause to be listed on the NYSE the shares of Common Stock issuable upon conversion of the Series B Preferred Stock. Upon conversion, American Stock Transfer & Trust Company, LLC, the Company's registrar and transfer agent, will cause the shares of Common Stock to be issued to all holders of the Series B Preferred Stock without any action required by such holders. Upon conversion, the Series B Preferred Stock will no longer be outstanding, and all rights of the holders of such shares will terminate. Upon conversion, the Series B Preferred Stock will be delisted from trading on the NYSE.

Following the Conversion Date, holders of record of the shares of Common Stock received upon conversion will be eligible to receive dividends quarterly with respect to such shares of Common Stock.

About Farmland Partners

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality North American farmland, makes loans to farmers secured by farm real estate, and manages farmland for third parties. As of the date of this release, the Company owns and/or manages approximately 166,000 acres in 16 states, including Alabama, Arkansas, California, Colorado, Florida, Georgia, Illinois, Kansas, Louisiana, Michigan, Mississippi, Nebraska, North Carolina, South Carolina, South Dakota and Virginia. We have approximately 26 crop types and over 100 tenants. The Company elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" or similar expressions or their negatives, as well as statements in future tense. These statements include, among others, beliefs about the impact of the conversion of our Series B preferred stock, the current condition of the market for agricultural real estate and our management's estimates of future improvements in AFFO per share and annual cash flow. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such forward-looking statements are not predictions of future events or guarantees of future performance and our actual results could differ materially from those set forth in the forward-looking statements. For certain factors that might cause such a difference, see the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and the Company's other filings with the Securities and Exchange Commission. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

CONTACT: Farmland Partners, Investor Relations, Phone: (720) 452-3100, Email: ir@farmlandpartners.com